Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1 (this “Amendment”), dated as of May 2, 2018, 2018, by and between Kona Grill, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), to the Rights Agreement, dated as of September 6, 2016, by and between the Company and the Rights Agent (the “Rights Agreement”). Unless otherwise defined herein, all capitalized terms shall have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Company proposes to enter into that certain Subscription Agreement, dated as of May 2, 2018, by and between the Company and Wisdom Sail Limited (the “Investor”), pursuant to which the Investor has agreed to purchase shares of Common Stock from the Company (the “Purchase Transaction”), which such purchase shall occur concurrently with the Company amending the Rights Agreement in the manner provided herein;

WHEREAS, the effectiveness of this Amendment is subject in all respects to the consummation of the Purchase Transaction;

WHEREAS, Section 27 of the Rights Agreement permits the Company to, from time to time, supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 27; and

WHEREAS, pursuant to, and in accordance with, Section 27 of the Rights Agreement, the Company hereby amends, and directs the Rights Agent to amend, the Rights Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent, intending to be legally bound, hereby agree as follows:

SECTION 1.    Amendment to Section 1. The definitions of the following terms in Section 1 of the Rights Agreement are hereby deleted in their entirety and substituted therefor is the following:

““Acquiring Person” means any Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of the Maximum Ownership Amount; provided, however, the following shall not be Acquiring Persons:

(a)     Exempt Persons;

(b)     Existing Holders, so long as the number of shares of Common Stock beneficially owned by any such Person (and any of such Person’s Affiliates or Associates) does not exceed the Maximum Ownership Amount; and

(c)     Investor Parties, so long as the number of shares of Common Stock beneficially owned by any such Person (or any of such Person’s Affiliates or Associates) does not exceed the Maximum Ownership Amount.

Notwithstanding the foregoing, no Person shall become an Acquiring Person:

(i)       solely as the result of an acquisition of Common Stock by the Company that, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to the Maximum Ownership Amount; provided, however, that, if a Person becomes the Beneficial Owner of the Maximum Ownership Amount by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock, then such Person shall be deemed to be an Acquiring Person;

(ii)      solely as a result of any unilateral grant of any security by the Company or through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers and/or employees; or

(iii)     if the Board of Directors expressly determines in good faith that such Person who would otherwise be an Acquiring Person has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned that number of shares of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of obtaining, changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, then such Person shall not be deemed to be an Acquiring Person for any purposes of this Agreement. For the avoidance of doubt, if any Person may avoid being an Acquiring Person by divesting shares of Common Stock as described in this clause (iii), then such Person shall not be considered to become an Acquiring Person until the date that the Board of Directors determines in good faith that such divestiture has not occurred as promptly as practicable.

With respect to any Person, for all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of the outstanding shares of Common Stock of which such Person is the Beneficial Owner, shall include the number of shares of Common Stock not outstanding at the time of such calculation that such Person is otherwise deemed to beneficially own for purposes of this Agreement, but the number of shares of Common Stock not outstanding that such Person is otherwise deemed to beneficially own for purposes of this Agreement shall not be included for the purpose of computing the percentage of the outstanding shares of Common Stock beneficially owned by any other Person (unless such other Person is also otherwise deemed to beneficially own for purposes of this Agreement such shares of Common Stock not outstanding).”

SECTION 2.     Amendment to Section 1. Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following definitions in alphabetical order:

““Investor Party” means Ahwanova Limited, together with all Affiliates and Associates of such Person, including Alex Zheng.”

““Maximum Ownership Amount” means, (a) with respect to an Acquiring Person, 9.9% or more of the shares of Common Stock then outstanding, (b) with respect to an Existing Holder, 19.999% or more of the shares of Common Stock then outstanding, and (c) with respect to an Investor Party, 19.999% or more of the shares of Common Stock then outstanding.”

SECTION 3.     Effective Date; Effectiveness; Certification. This Amendment shall be effective as of the date first written above. Except as expressly modified by this Amendment, the Rights Agreement and its exhibits shall remain in full force and effect. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that this Amendment to the Rights Agreement is in compliance with Section 27 of the Rights Agreement and the certification contained in this Section 3 shall constitute the certification required by Section 27 of the Rights Agreement.

SECTION 4.     Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and, for all purposes, shall be governed by, and construed in accordance with, the laws of such State applicable to contracts made and to be performed entirely within such State.

SECTION 5.     Severability. The terms, provisions, covenants or restrictions of this Amendment shall be deemed severable and the invalidity or unenforceability of any term, provision, covenant or restriction shall not affect the validity or enforceability of any other term, provision, covenant or restriction hereof. If any term, provision, covenant or restriction of this Amendment, or the application thereof to any person or circumstance, is held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such term, provision, covenant or restriction shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such term, provision, covenant or restriction or the remaining terms, provisions, covenants and restrictions of this Amendment. In lieu of such illegal, invalid or unenforceable term, provision, covenant or restriction, there shall be added automatically as part of this Amendment a legal, valid and enforceable term, provision, covenant or restriction, as applicable, as similar in terms to such illegal, invalid or unenforceable term, provision, covenant or restriction as may be possible under applicable law.

SECTION 6.     Descriptive Headings. Descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

SECTION 7.     Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

COMPANY:

KONA GRILL, INC.

By:      /s/ Christi Hing

Name: Christi Hing

Its:       Chief Financial Officer

RIGHTS AGENT:

CONTINENTAL STOCK TRANSFER & TRUST

COMPANY

By:      _/s/ Ana P. Gois

Name: Ana P. Gois

Its:      Vice President

[Signature page to Amendment No. 1 to Rights Agreement]